SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant    X

Filed by a Party other than the Registrant


Check the appropriate box:

 X        Preliminary Proxy Statement
          [REVISED]

          Definitive Proxy Statement

          Definitive Additional Materials

          Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12


                  Morrison Restaurants Inc.
   (Name of Registrant as Specified In Its Charter)

                           N/A
      (Name of Person(s) Filing Proxy Statement)



Payment of Filing Fee (Check the appropriate box):

 X $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) [PREVIOUSLY PAID]

          $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

          Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and 0-11


                                 PROXY RULES

1)  Title of each class of securities to which transaction applies:



2)  Aggregate number of securities to which transaction applies:



3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*



4)  Proposed maximum aggregate value of transaction:



* Set forth the amount on which the filing fee is calculated and state how it was determined.

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

          1)  Amount Previously Paid:



          2)  Form, Schedule or Registration Statement No.:




          3)  Filing Party:



          4)  Date Filed:




                                                         [MORRISON LOGO]





August __, 1994




Dear Stockholders:

     We are holding your 1994 Annual Meeting on Wednesday, September 28, 1994, at 10:30 a.m., local time, at the Stouffer Concourse Hotel, 1 Hartsfield Center Parkway, Atlanta, Georgia 30354. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

     We hope that you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                         Sincerely,

                                         MORRISON RESTAURANTS INC.



                                         Samuel E. Beall, III
                                         President and Chief Executive Officer










                 M O R R I S O N      R E S T A U R A N T S      I N C.
        P.O. Box 160266    4721 Morrison Drive    Mobile, Alabama 36625-0001
            (205) 344-3000    Telefax (205) 344-3066

                                 MORRISON RESTAURANTS INC.
                          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                         TO BE HELD
                                     SEPTEMBER 28, 1994





     The Annual Meeting of Stockholders of Morrison Restaurants Inc. will be held at the Stouffer Concourse Hotel, 1 Hartsfield Center Parkway, Atlanta, Georgia 30354 on Wednesday, September 28, 1994, at 10:30 a.m., local time, for the following purposes:

          1. To elect three Class III directors to the Board of Directors for a term of three years.

          2. To consider and act upon a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.

          3. To consider and act upon a proposal to approve the amended and restated Stock Incentive and Deferred Compensation Plan for Directors.

          4. To consider and act upon a proposal to approve the Incentive Bonus Plan for the Chief Executive Officer.

          5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     Only stockholders of record at the close of business on August 5, 1994, are entitled to vote at the meeting.

     The mailing address of the Company's principal executive office is Post Office Box 160266, Mobile, Alabama 36625.

     We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign, and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.


                                                  Pfilip G. Hunt
                                                  Senior Vice President,
                                                  General Counsel
                                                  and Secretary


August __, 1994
Mobile, Alabama
                           MORRISON RESTAURANTS INC.
                              4721 Morrison Drive
                            Post Office Box 160266
                            Mobile, Alabama  36625

           PROXY STATEMENT FOR 1994 ANNUAL MEETING OF STOCKHOLDERS

     The following statement and the accompanying proxy card, first mailed to stockholders on or about August __, 1994, are furnished in connection with the solicitation by the Board of Directors of Morrison Restaurants Inc. (the "Company") of proxies to be used in voting at the Annual Meeting of Stockholders of the Company to be held on September 28, 1994, at the Stouffer Concourse Hotel, 1 Hartsfield Center Parkway, Atlanta, Georgia 30354 and at any adjournment(s) thereof (the "Meeting").


     Any stockholder returning a proxy has the power to revoke it prior to the Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy or by expressing a desire to vote in person at the Meeting. All shares of the Company's common stock, $.01 par value ("Common Stock"), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxy will be voted in favor of the election of the three nominees for directors named in this Proxy Statement (Proposal 1), for approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 shares (Proposal 2), for approval of the amended and restated Stock Incentive and Deferred Compensation Plan for Directors (Proposal 3), for approval of the Incentive Bonus Plan for the Chief Executive Officer (Proposal 4), and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Meeting.


     The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for the expenses in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the stockholders personally or by telephone.

     The number of shares of outstanding stock entitled to vote at the Meeting is 35,310,937 shares of Common Stock, each of which is entitled to one vote. August 5, 1994 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Meeting.

____________________

All share and per share data in this Proxy Statement have been adjusted to reflect stock splits effected as stock dividends through August 5, 1994.

                    VOTE REQUIRED FOR ADOPTION OF PROPOSALS


     Election of each of the Director Nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. If authority to vote for one or more Director Nominees is withheld on a proxy card, no vote will be cast with respect to the shares indicated on that card and the outcome of the election will not be affected. Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote thereon. Therefore, abstentions and broker non-votes with respect to Proposal 2 will have the effect of negative votes. Approval of each of Proposal 3 and Proposal 4 requires the affirmative vote of the holders of a majority of the shares of Common Stock represented by proxy or present at the Meeting and entitled to vote. Abstentions with respect to each of Proposal 3 and Proposal 4 will have the effect of negative votes, whereas broker non-votes will have no effect on the results of the voting. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.


                   The Board of Directors Recommends a Vote FOR
               all of the Director Nominees identified in Proposal 1,
                 FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4
                                set forth herein.


PROPOSAL 1.
                           ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for three classes of directors with staggered, three-year terms of office and provides that upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. At the Meeting, the three nominees are for the Class III directors. The Class II and Class I directors have one year and two years, respectively, remaining on their terms of office. The Company's Bylaws provide that the Board of Directors shall consist of not less than nine nor more than 12 directors and authorizes the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed at nine the exact number of members of the Board of Directors to serve following the Meeting and has nominated Samuel E. Beall, III, Donald Ratajczak and Claire L. Arnold to serve in Class III of the Board of Directors for a term of three years. All such nominees are currently serving as directors of the Company. Mr.
Robert J. Theis, Sr., who is currently serving as a Class III director, attained age 70 this year and, in accordance with the Company's Bylaws, will not stand for re-election at the Meeting.

     It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

                   Director and Director Nominee Information

Nominees for Directors

                         CLASS III -- TERM EXPIRING 1997

SAMUEL E. BEALL, III
Director of the Company since 1982                          Age:      44

Mr. Beall has been President and Chief Executive Officer of the Company since June 1992, and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall also is a director of First American Corporation.


DR. DONALD RATAJCZAK
Director of the Company since 1981                          Age:      51

Dr. Ratajczak is Professor and Director, Economic Forecasting Center, Georgia State University. Dr. Ratajczak also is a director of Morgan Keegan Inc. and CIM High Yield Securities Fund.


CLAIRE L. ARNOLD
Director of the Company since 1994                          Age:      47

Ms. Arnold has been President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company holding stock in NCC L.P. since August 1979. Ms. Arnold was Chief Executive Officer of NCC L.P., a major distributor of grocery, tobacco, candy, health and beauty, and allied products to retail stores from November 1992 to April 1994. Prior thereto, she was Chairman and Chief Executive Officer of NCC L.P. from August 1979 to November 1992.


Members of the Board of Directors Continuing in Office

                          CLASS I -- TERM EXPIRING 1996

E. EUGENE BISHOP
Director of the Company since 1963                          Age:      64

Mr. Bishop is Chairman of the Board of the Company. From June 1986 to June 1992, he was Chairman of the Board and Chief Executive Officer of the Company. Mr. Bishop also is a director of SouthTrust Bank, Delchamps, Inc. and Dravo, Inc.





ARTHUR R. OUTLAW
Director of the Company since 1959                          Age:      67

Mr. Outlaw has been Vice Chairman of the Board of the Company since December 1984. From October 1985 to October 1989, he was Mayor, City of Mobile, Alabama. Mr. Outlaw also is a director of AmSouth Bank, N.A. and AmSouth Bancorporation.


DR. BENJAMIN F. PAYTON
Director of the Company since 1993                          Age:      61

Dr. Payton has been the President of Tuskegee University since 1981.
Dr. Payton also is a director of AmSouth Bank, N.A., AmSouth Bancorporation, The ITT Corporation, The Liberty Corporation, Sonat, Inc. and Praxair, Inc.


                          CLASS II -- TERM EXPIRING 1995

WALLACE R. BUNN
Director of the Company since 1985                          Age:      71

Prior to his retirement in April 1984, Mr. Bunn was Chairman of the Board of BellSouth Corp.


JOHN B. MCKINNON
Director of the Company since 1989                          Age:      59

Mr. McKinnon has been Dean, Babcock Graduate School of Management, Wake Forest University, since July 1989. Prior thereto, he was President, Sara Lee Food Service from July 1988 through June 1989, and President, Sara Lee Corporation from July 1986 through June 1988. Mr. McKinnon also is a director of Premark International, Integon Corporation and Caraustar Corporation.


DOLPH W. VON ARX
Director of the Company since 1992                          Age:      59

Prior to his retirement in 1991, Mr. von Arx was Chairman of the Board, President and Chief Executive Officer of Planters LifeSavers Company, an affiliate of RJR Nabisco, Inc. Mr. von Arx also is a director of Cree Research, Inc.



                     Beneficial Ownership of Common Stock

     The following table sets forth certain information as of August 5, 1994 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each named executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock.


                                                          Number of Shares                                          Percent
Name or Group                                           Beneficially Owned(1)                                     of Class(2)


Shawmut National
 Corporation(3)                                                2,582,963(3)                                            7.2

C. L. Arnold                                                         100                                                 *

S. E. Beall, III                                                 958,201                                                2.6

E. E. Bishop                                                   1,411,146(4)                                            3.9

W. R. Bunn                                                        20,407                                                 *

J. B. McKinnon                                                     7,407(5)                                             *

A. R. Outlaw(6)                                                4,351,864(7)                                           12.3

B. F. Payton                                                         150                                                 *

D. Ratajczak                                                      12,985                                                 *

R. J. Theis, Sr.                                                  17,157                                                 *

D. W. von Arx                                                      6,657                                                 *

R. D. McClenagan                                                  95,877                                                 *

A. R. Johnson                                                      2,013                                                 *

J. B. Byrum                                                      122,546                                                 *

R. L. Tatum                                                       39,027                                                 *

All directors and
executive officers as a group
(18 persons)                                                   7,163,613                                               19.1

____________________

(1) Includes shares subject to options or rights exercisable within 60 days after August 5, 1994 held by the named persons and group as follows:
       Mr. Beall, 886,250; Mr. Bishop, 1,061,250; Mr. Bunn, 2,907; Mr.
       McKinnon, 2,907; Dr. Ratajczak, 2,907; Mr. Theis, 2,907; Mr. von Arx,
       2,907; Mr. McClenagan, 91,340; Mr. Byrum, 89,940; Mr. Tatum, 28,345; and
       all directors and executive officers as a group, 2,251,754.

(2) "Percent of Class" has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to options or rights exercisable within 60 days after August 5, 1994), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)    The holder's address is 777 Main Street, Hartford, Connecticut 06115.
       The information presented is based on the holder's Schedule 13G dated
       January 31, 1994 which reports beneficial ownership with respect to the indicated shares as follows: (i) sole voting power, 2,369,263 shares;
       (ii) shared voting power, 28,500 shares; (iii) sole dispositive power, 2,240,710 shares; (iv) shared dispositive power, 320,045 shares; and
       (v) aggregate amount beneficially owned, 2,582,963 shares.

(4)    Includes 6,610 shares owned by Mr. Bishop's spouse.

(5) Includes 2,250 shares owned by Mr. McKinnon and his spouse as tenants in common.

(6)    Mr. Outlaw's address is 4721 Morrison Drive, Mobile, Alabama  36625.

(7) Includes (i) 2,963,104 shares held by Mr. Outlaw as executor or trustee of various estates and trusts for the benefit of relatives, and
       (ii) 49,711 shares owned by Mr. Outlaw's spouse.

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to Fiscal 1994 have been complied with on a timely basis.

Directors' Fees and Attendance

     The Board of Directors held seven meetings during Fiscal 1994. Directors who are employees of the Company, other than Mr. Outlaw, receive no directors' fees. All non-management directors currently receive a $20,000 annual retainer (the "Retainer") and $1,000 per Board meeting attended. Mr. Outlaw, who serves as Vice Chairman of the Board and is an employee of the Company, receives fees of $250 per Board meeting attended. Mr. Outlaw, however, does not receive a Retainer. Each of the directors attended at least 75 percent of the meetings of the directors and committees of which such director was a member.

     The Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors permits each non-management director to purchase Options to purchase shares of Common Stock (the "Options") for all or a portion of his or her Retainer (in 25 percent increments). Options under this plan are issued once each year on the date of the Annual Meeting of Stockholders to the extent that a director has elected to use that year's Retainer to purchase Options. The Options become exercisable one year after their grant or earlier if the director ceases to serve as a director due to death, disability or after attaining age 70 or if a change of control occurs. The per share exercise price of Options granted under this plan is equal to one-half of the closing sale price per share of Common Stock on the trading day preceding the date of grant and the number of shares subject to an Option is equal to the amount of the Retainer used to purchase an Option divided by the per share exercise price. During Fiscal 1994, each non-management director, other than Dr. Payton, elected to use his Retainer to purchase Options for the balance of Fiscal 1994 from the date of grant at the 1993 Annual Meeting of Stockholders and received Options to purchase 1,683 shares of Common Stock, exercisable at $11.875 per share. The Board of Directors has approved an amendment and restatement of this plan subject to stockholder approval at the Meeting. See "Proposal 3. Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors" below.

     Non-management directors serving on the Audit Committee, the Executive Committee, the Compensation and Stock Option Committee or the Nominating Committee (other than the Chairmen of such committees) receive a fee of $500 for each committee meeting attended in conjunction with a meeting of the Board of Directors or $1,000 for each committee meeting attended that is not held in conjunction with a meeting of the Board of Directors. Mr. Outlaw receives the same fees as non-management directors for attending meetings of the committees on which he serves. Committee Chairmen receive a fee of $2,000 for each committee meeting attended. Non-management directors serving on any committee are compensated at a rate of $200 an hour for services performed on special assignments. In addition, in recognition of the extensive time expended to attend a special meeting with the Company's independent compensation consultant for the purpose of reviewing the Company's executive compensation program, Mr. Bunn, the Chairman of the Compensation and Stock Option Committee, received a special fee of $2,000 during Fiscal 1994.

Committees of the Board

     The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to several committees. Information concerning these committees follows.

     Executive Committee. The Executive Committee makes recommendations to the Board of Directors and has and may exercise all of the powers of the Board of Directors to the extent permitted by applicable law. The Executive Committee met two times during Fiscal 1994. The current members of the Executive Committee are John B. McKinnon (Chairman), Samuel E. Beall, III, Wallace R. Bunn and Donald Ratajczak.

     Audit Committee. The Audit Committee is comprised solely of non-management directors. The Audit Committee maintains communications with the Company's auditors as to the nature of the auditors' services, fees and such other matters as the auditors believe may require the attention of the Board. The Audit Committee reviews the Company's internal control procedures and makes recommendations to the Board with respect thereto. The Audit Committee met three times during Fiscal 1994. The current members of the Audit Committee are John B. McKinnon (Chairman), Donald Ratajczak, Wallace R. Bunn, Robert J. Theis, Sr., Benjamin F. Payton, Dolph W. von Arx and Claire L. Arnold.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee is comprised solely of non-management directors. The Compensation and Stock Option Committee makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation and Stock Option Committee met one time during Fiscal 1994. The current members of the Compensation and Stock Option Committee are Wallace R. Bunn (Chairman), Donald Ratajczak, Robert J. Theis, Sr., John B. McKinnon, Benjamin F. Payton, Dolph W. von Arx and Claire L. Arnold.

     Nominating Committee. The Nominating Committee recommends individuals to the Board of Directors for consideration as nominees for directors of the Company. The Nominating Committee met three times during Fiscal 1994. The current members of the Nominating Committee are Donald Ratajczak (Chairman), Wallace R. Bunn, E. Eugene Bishop, Samuel E. Beall, III, Arthur R. Outlaw, Benjamin F. Payton, Robert J. Theis, Sr., John B. McKinnon, Dolph W. von Arx and Claire L. Arnold. Alternatively, notice of nominations to be made by any stockholder at a meeting must be submitted in the manner and within the time periods prescribed in the Company's Certificate of Incorporation. Any such notice should be directed to the Secretary of the Company at the following address: Morrison Restaurants Inc., Post Office Box 160266, Mobile, Alabama 36625.


                           EXECUTIVE COMPENSATION

     This section of the proxy statement discloses Fiscal 1994 compensation awarded, paid to, or earned by the Company's Chief Executive Officer, each of the four other executive officers of the Company who were most highly compensated in Fiscal 1994 and one former executive officer who would have been included in the group of four most highly compensated executive officers in Fiscal 1994 had he been an executive officer at the end of Fiscal 1994 (together, these six persons are sometimes referred to as the "named executives").

                      TABLE I - SUMMARY COMPENSATION TABLE

                                                                                                                  All Other
                                             Annual Compensation                  Long Term Compensation       Compensation
                                                                                 Awards            Payouts
                                                                                 Options/           LTIP           (1994 and
                                               Salary          Bonus              SARs             Payouts         1993 only)
Name and Position              Year             ($)             ($)                (#)                ($)             ($)(1)



S. E. Beall, III                1994           525,000          630,000               -0-          360,000  (2)       7,296
President and Chief             1993           400,000          214,240            30,000              -0-            8,939
Executive Officer               1992           347,565          151,800               -0-              -0-

E. E. Bishop                    1994           466,400              -0-               -0-              -0-            9,425
Chairman of the                 1993           440,000              -0-               -0-              -0-            8,817
Board (3)                       1992           430,577          187,680               -0-              -0-

R. D. McClenagan                1994           236,400          295,500            46,950              -0-            8,970
President, Ruby                 1993           200,000           85,900            12,300              -0-            6,836
Tuesday Division                1992           188,589          163,780            11,250              -0-

A. R. Johnson                   1994           200,045          178,800            32,712              -0-              -0-
President, Specialty            1993                NA               NA                NA               NA               NA
Division (4)                    1992                NA               NA                NA               NA

J. B. Byrum                     1994           184,500          186,750            38,874              -0-            7,731
President, Hospitality          1993           175,000          110,611             9,300              -0-            8,043
Division                        1992           166,836          115,039            14,763              -0-

R. L. Tatum                     1994           170,100          217,125            38,394              -0-            6,633
President, Family               1993           120,000          180,000             4,700              -0-            7,151
Dining Division                 1992           114,070           75,696            13,263              -0-

____________________

(1)    The amounts in this column include the following:  (a) Company contributions to the Deferred
       Compensation Plan for 1994 and 1993, respectively:  S. E. Beall, III, $1,567 and $3,821; E. E.
       Bishop, $3,696 and $3,699; R. D. McClenagan, $3,699 and $3,613; J. B. Byrum, $3,536 and
       $4,419; and R. L. Tatum $3,696 and $4,621; and (b) executive group life and accidental death and dismemberment insurance plan premiums paid for 1994 and 1993:  S. E. Beall, III, $5,729 and $5,118; E. E. Bishop, $5,729 and $5,118; R. D. McClenagan, $5,271 and $3,223; J. B.
       Byrum $4,195 and $3,624; and R. L. Tatum $2,937 and $2,530.

(2)    Represents the value of 15,000 shares of Common Stock earned by Mr. Beall in Fiscal 1994 pursuant to the performance stock rights awarded to him by the Company in July 1993 and approved by the stockholders at the 1993 Annual Meeting of Stockholders.  See "Table IV -
       Long-Term Incentive Awards in Fiscal 1994" below.  The value of such shares has been calculated based on the market price of the Common Stock on the date of issuance of the shares.

(3)    Mr. Bishop retired as an executive officer on May 5, 1994.

(4)    Mr. Johnson was elected as an executive officer of the Company effective June 6, 1993.

                                                           TABLE II - OPTIONS
GRANTS IN FISCAL 1994

       This table presents information regarding Fiscal 1994 grants of options to purchase Common Stock. The company has no outstanding SARs and granted no SARs during Fiscal 1994.

    Potential Realizable Value(3) at Assumed Annual
                                                                                   Rates of Stock Price Appreciation for Option Term
                                                                                                 5%                   10%
                                 Individual Grants                                              ($)                   ($)
                                       % of
                                       Total                                                        Market               Market
                                      Options                                                       Price                 Price
                                      Granted        Market                                        Required            Required
                                        to         Price on     Exercise                           to Realize         to Realize
                       Options       Employees      Date of      or Base                 Dollar      Dollar    Dollar     Dollar
                       Granted       in Fiscal      Grant         Price   Expiration     Gains       Gains     Gains      Gains
      Name             # (1)         Year (2)       ($/Sh)       ($/Sh)      Date          $        ($/Sh)       $        ($/Sh)


S. E. Beall, III             0             N/A          N/A          N/A         N/A          0        N/A          0       N/A
E. E. Bishop                 0             N/A          N/A          N/A         N/A          0        N/A          0       N/A
R. D. McClenagan        46,950           6.59%      19.8333      19.8333   01-Jul-98    257,266      25.31    568,491     31.94

A. R. Johnson           31,500           4.42%      19.8333      19.8333   01-Jul-98    172,607      25.31    381,415     31.94

                         1,212           0.17%      22.7500      22.7500   04-Dec-98      7,618      29.04     16,834     36.64

J. B. Byrum             36,600           5.14%      19.8333      19.8333   01-Jul-98    200,552      25.31    443,168     31.94
                         2,274           0.32%      22.7500      22.7500   04-Dec-98     14,293      29.04     31,584     36.64

R. L. Tatum             33,750           4.74%      19.8333      19.8333   01-Jul-98    184,936      25.31    408,659     31.94
                         2,370           0.33%      21.8333      21.8333   04-Sep-98     14,296      27.87     31,591     35.16

                         2,274           0.32%      22.7500      22.7500   04-Dec-98     14,293      29.04     31,584     36.64
____________________

(1) The indicated options have a term of 5 years and were granted pursuant to the Company's Stock Incentive Plan (formerly, the 1989
          Non-Qualified Stock Option Plan). Those options with an exercise price of $19.8333 on the date of the grant become exercisable after three years. The vesting of these options may be accelerated up to one year if predetermined goals for Fiscal 1994 and 1995 are achieved. All other options listed in the table above become exercisable after two years. In the event of a change in control of the Company, the Committee administering the plan may accelerate vesting, otherwise adjust the options or cash out the options.
          Option holders also have certain rights with respect to these options pursuant to their Change of Control Agreements. See
          "Contracts with Executives."

(2)       Based on an aggregate of 712,021 options granted in Fiscal 1994.

(3)       The Potential Realizable Values are calculated as follows:
          [[Market Price at Grant x (1 + Stock Price Appreciation Rate)]
          Exercise Price] x Number of Underlying Shares.  Because these
          Potential Realizable Values are based on annualized compound rates of increase over a 5-year term, the total potential appreciation on annual appreciation rates of 5% and 10% is 27.6% and 61.1%, respectively.

                       TABLE III - AGGREGATED OPTION EXERCISES IN
                          FISCAL 1994 AND FISCAL YEAR END VALUES

     This table presents information regarding options exercised for shares of the Company's Common
Stock during Fiscal 1994 and the value of unexercised options held at June 4, 1994.  There were no
SARs outstanding during Fiscal 1994.
                                                                                               Value of
                                                                   Number of               Unexercised
                                                                  Unexercised              In-the-Money
                               Shares                             Options at                Options at
                              Acquired                            FY-End (#)               FY-End ($)(2)
                                 on             Value
                              Exercise         Realized           Exercisable/              Exercisable
       Name                      #              ($) (1)          Unexercisable             Unexercisable

S. E. Beall, III              144,864         $2,595,654          886,250/45,000     $10,654,506/$418,127
E. E. Bishop                    -0-              N/A               1,061,250/-0-         $13,457,131/$0
R. D. McClenagan                -0-              N/A               79,414/99,828     $1,120,038/$753,051
A. R. Johnson                   -0-              N/A                  -0-/40,212         $-0-/$177,062
J. B. Byrum                     -0-              N/A              80,207/112,403     $1,151,839/$947,785
R. L. Tatum                     -0-              N/A               28,345/81,851      $377,112/$611,361

____________________

(1) Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise) - (Per Share Exercise Price)] x Number of Shares for which the Option was Exercised.

(2) Value of Unexercised, In-the-Money Options at June 4, 1994 is calculated as follows: [(Per Share Closing Sale Price on June 4,
          1994) - (Per Share Exercise Price)] x Number of Shares Subject to
          Unexercised Options. The per share closing sale price on June 3, 1994, the last trading day of Fiscal 1994, was $23.625.


          TABLE IV  LONG TERM INCENTIVE AWARDS IN FISCAL 1994

          This table presents information regarding the only award of performance stock rights made by the Company in Fiscal 1994.
                                                                         Performance
                                       Performance Stock                 Period Until
                                             Rights                         Payout
      Name                               (# of Shares)                   (# of Years)

S. E. Beall, III                            75,000                            5 (1)
____________________

(1) Payouts of 15,000 shares each are made over a five-year period ending in 1998 if the Company's Common Stock reaches a pre-established per share price for a period of 22 consecutive trading days during a period ending May 31 of each year in the five-year period. Such pre-established per share prices are as follows: $23.00 in 1994, $26.45 in 1995, $30.42 in 1996, $34.98
          in 1997 and $40.23 in 1998. Shares not earned in any given year may be earned in a subsequent year if the stated price level for the subsequent year is attained. Shares issued under the performance stock rights may not be transferred for a period of five years except (i) by will or the laws of descent and distribution or (ii) to a trust of which the executive is the grantor, initial trustee and primary income beneficiary. A portion of the unearned performance shares may be issued to the executive upon the occurrence of certain events such as a merger, consolidation, sale of assets or termination of employment following a merger or consolidation based on the appreciation of the market price of the Common Stock prior to such event. Restrictions on transfer with respect to issued shares lapse upon the occurrence of certain events such as a merger, consolidation, sale of assets or termination of the executive's employment by the Company other than for cause.

Retirement Plan

     The Morrison Restaurants Inc. Retirement Plan (the "Retirement Plan") was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan, which covers employees of the Company who had attained age 21 and had completed at least one year of full-time service by December 31, 1987. A participant's accrued annual benefit is determined generally by adding A and B below, as applicable:

          (A) 1/4 percent of pay up to that year's Social Security Wage Base, plus 1-1/4 percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

          (B) 1/4 percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1-1/4 percent of such pay in excess of $14,400, multiplied by the number of credited years of service up to January 1, 1986.

     Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant's accrued benefit becomes vested upon completion of five years of service after age 18.

     Benefits payable under the Retirement Plan reduce the amount of benefit payable to a participant in the Supplemental Plan or the Management Plan, described below.

Executive Supplemental Pension Plan


     The Morrison Restaurants Inc. Executive Supplemental Pension Plan (the "Supplemental Plan") is a nonqualified, unfunded, defined benefit retirement plan for selected employees who have at least three years of service and satisfy certain other criteria. Effective January 1, 1994, the Company revised the eligibility criteria so that, as a condition of entry, future participants must complete five years of consecutive service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the Supplemental Plan. A participant's accrued benefit in the Supplemental Plan equals 2.5 percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service (as defined in the Supplemental
Plan) not in excess of 20 years; plus 1 percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits paid to the participant under the Retirement Plan. Normal retirement for purposes of the Supplemental Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. A participant's accrued benefit under the Supplemental Plan becomes vested if the participant has completed ten years of service.

     Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the Supplemental Plan continues until age 65. In accordance with the Supplemental Plan, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

                                                       Supplemental Plan
                            Estimated Annual Benefits for Representative Years of Service to Age 65
Annual Average                                                                                                        30 or
Base Salary                            10                  15                  20                  25                 More

$150,000                             $37,500             $56,250             $75,000              $82,500             $90,000
 175,000                              43,750              65,625              87,500               96,250             105,000
 200,000                              50,000              75,000             100,000              110,000             120,000
 225,000                              56,250              84,375             112,500              123,750             135,000
 250,000                              62,500              93,750             125,000              137,500             150,000
 275,000                              68,750             103,125             137,500              151,250             165,000
 300,000                              75,000             112,500             150,000              165,000             180,000
 325,000                              81,250             121,875             162,500              178,750             195,000
 350,000                              87,500             131,250             175,000              192,500             210,000
 375,000                              93,750             140,625             187,500              206,250             225,000
 400,000                             100,000             150,000             200,000              220,000             240,000
 425,000                             106,250             159,375             212,500              233,750             255,000
 450,000                             112,500             168,750             225,000              247,500             270,000
 475,000                             118,750             178,125             237,500              261,250             285,000
 500,000                             125,000             187,500             250,000              275,000             300,000
 525,000                             131,250             196,875             262,500              288,750             315,000

     Years of continuous service, to the nearest year, and current remuneration covered by the Supplemental Plan (base salary) for the named executives are Mr. Beall, 22 years, $525,000; Mr. Bishop, over 30 years, $466,400; Mr. McClenagan, 22 years, $236,400; Mr. Byrum, 29 years, $184,500;
and Mr. Tatum, over 30 years, $170,100.

Management Retirement Plan

     The Morrison Restaurants Inc. Management Retirement Plan (the "Management Plan") is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the Management Plan) and whose average compensation over a three-year period equals or exceeds $40,000, which amount may be adjusted by the Company from time to time. A participant's accrued benefit in the Management Plan equals
1.5 percent of the participant's average compensation determined over the five-year period immediately preceding retirement or death multiplied by the participant's years of credited service not in excess of 20 years; plus 2 percent of the participant's average compensation determined over the five-year period immediately preceding his retirement or death multiplied by the participant's years of credited service in excess of 20 years, but not in excess of 30 years. For purposes of determining a participant's accrued benefit, a year's compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

     Normal retirement for purposes of the Management Plan is age 65, although a participant with at least 15 years of credited service may retire with a benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the Management Plan must be in the same form as those payable under the Retirement Plan. A participant's accrued benefit under the Management Plan is forfeited if the participant terminates employment before he is eligible for early retirement under the Management Plan.

     Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the Management Plan until age 65. In accordance with the Management Plan, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits received under the Supplemental Plan. A participant is ineligible for benefits under the Management Plan while receiving any long-term disability benefits.

                                                        Management Plan
                            Estimated Annual Benefits for Representative Years of Service to Age 65
Final Average                                                                                                         30 or
   Salary                   15                             20                           25                            More

    $ 40,000               $9,000                        $12,000                      $16,000                        $20,000
      60,000               13,500                         18,000                       24,000                         30,000
      80,000               18,000                         24,000                       32,000                         40,000
     100,000               22,500                         30,000                       40,000                         50,000

     Years of credited service and salary covered by the Management Plan for the named executives are: Mr. Beall, 22 years, $100,000; Mr. Bishop, over 30 years, $100,000; Mr. McClenagan, 22 years, $100,000; Mr. Byrum, 29 years, $100,000; and Mr. Tatum, over 30 years, $100,000.

Contracts with Executives

     On December 18, 1989, the Board of Directors of the Company approved the adoption of a Change of Control Agreement (the "Agreement") which was recommended by the Compensation Committee to be entered into severally with executives in specified positions with the Company (currently 20 executives), including the persons named in the Summary Compensation Table). The Agreement is designed to diminish the distraction of executives by virtue of the personal uncertainties and risks created by a threatened or pending Change of Control (as defined in the Agreement) and to encourage their full attention and dedication to the Company currently and in the event of any pending or threatened Change of Control.

     Under the Agreement, a "Change of Control" is defined as either (i) certain changes in the composition of more than 20 percent of the Board of Directors, or (ii) with certain exceptions, any "Business Combination" (as defined in the Agreement) that has not been approved by the holders of 80 percent or more of the Company's outstanding voting stock. Exceptions that do not constitute a Change in Control include (a) any Business Combination approved by at least 80 percent of the Continuing Directors (as defined in the Agreement), (b) any Business Combination transaction that satisfies certain price and procedural requirements specified in the Company's Certificate of Incorporation, and (c) any acquisition by the Company, any of its subsidiaries, or any employee benefit plan of the Company or any of its subsidiaries.

     Under the Agreement, the "Effective Date" means the first date on which a Change of Control occurs. Prior to the Effective Date, each covered executive remains an at-will employee, except as may be provided in any other agreement, and any termination of his employment will terminate his rights under the Agreement. If and when the Effective Date occurs, the Company has agreed to continue the employment of the executive, and the executive has agreed to remain in the employ of the Company, for a three-year period (the "Employment Period") commencing on the Effective Date. During the Employment Period, the executive (a) shall receive an annual base salary no less than that received prior to the Effective Date and an annual bonus no less than the average of the last three annual bonuses received prior to the Effective Date, and (b) generally shall be entitled to continuation of retirement, savings and welfare benefit plan participation and practices, expense reimbursements and other fringe benefits on a basis at least comparable to that obtaining prior to the Effective Date.

     If during the Employment Period the Company terminates the executive's employment other than for cause, death or disability, or if the executive terminates his employment for "good reason" (as defined in the Agreement), or if the executive terminates his employment for any reason during the 30-day period immediately following the first anniversary of the Effective Date, the executive becomes entitled to receive (i) any unpaid portion of his accrued annual base salary plus a pro rata portion of his highest annual bonus paid or payable for the three fiscal years immediately preceding his date of termination, (ii) an amount equal to either three, two or one times the sum of his annual base salary and his highest annual bonus, depending upon the particular multiplier stipulated in his Agreement, (iii) any other accrued obligations, (iv) rights with respect to any outstanding stock options granted to him prior to his date of termination or a cash amount equal to the difference between the option price and the then value of Company stock for which any such option was granted, and (v) certain employee benefits consisting of retirement, savings and various health and welfare insurance benefits. The multiplier referred to in clause (ii) of the preceding sentence is three for each of the persons named in the Summary Compensation Table. If this package of compensation and benefits constitutes "excess parachute payments" as defined under the Internal Revenue Code, the Company will pay an additional amount sufficient to reimburse the executive for all taxes payable by the executive with respect to the parachute payments. The Company estimates that the obligations to the named executives as of the date of this Proxy Statement if the employment termination provisions of the Agreement were to take effect immediately upon a Change of Control would be approximately as follows: Mr. Beall, $7,406,000; Mr. McClenagan, $3,528,000; Mr. Johnson, $2,378,000; Mr. Byrum, $2,594,000; and Mr. Tatum, $2,474,000. Other
executives may be made subject to an Agreement by the Board of Directors.

     In May 1994, the Company entered into a salary continuation agreement with J. B. Byrum, President of the Company's Hospitality Division, pursuant to which the Company agreed that in the event Mr. Byrum's status as a management employee is terminated by the Company within 12 months of the date of the agreement, the Company will continue to pay Mr. Byrum for a period of 12 months a salary equal to the then current base salary and a pro rata portion of the bonus earned by Mr. Byrum prior to the date of termination of his status as a management employee. In addition, the Company agreed to employ Mr. Byrum following the termination of his status as a management employee until Mr. Byrum reaches the age of 55 with an annual salary equal to the annual retirement payment amount that Mr. Byrum would be entitled on retirement at age 55. The annual retirement payment amount will be based on the Supplemental Plan formula and will be determined by his base salary in effect at the time of termination of his status as a management employee.
In
addition, under the agreement, if Mr. Byrum remains in the employ of the Company he will be entitled to a commission on the sale by the Company of certain assets based upon the net pre-tax sales price of such assets adjusted for related expenses and certain other charges. Mr. Byrum may earn a commission of between $100,000 and $500,000 under this provision. Pursuant to the agreement, Mr. Byrum agreed not to compete with certain aspects of the Company's business for a period of three years following the date of the agreement.


                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company, which is composed solely of non-employee directors of the Company, has furnished the following report on executive compensation.

Overall Compensation Philosophy

     During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company will control base salaries and will compensate outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles will apply to executive compensation:

          * Base salaries will be competitive with the Company's peer group of public companies in the food service industry, but will represent a smaller proportion of total executive compensation opportunities than in the past;

          * A very significant portion of executive compensation will be tied to the Company's success in meeting pre-determined annual and long-term performance goals, including the Company's profitability and appreciation in the Company's stock price; and

          * Executives will be required to own specified amounts of stock in the Company, resulting in direct linkage between executive and stockholder interests.

     The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company's executives to achieve the goals inherent in the Company's business strategy.

     The key components of the Company's executive compensation packages are base salary, annual incentive opportunities, and equity devices. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. S. E. Beall, III, the Company's Chief Executive Officer, are discussed below.

Base Salaries

     The Company's general approach for base compensation is to establish salary ranges with midpoints which are at the 50th percentile of the competitive market in the food service industry. Each salary range provides a lower and upper limit on the value of jobs assigned to that range. However, for its top 28 executives, including the Chief Executive Officer and the other executives named in the Summary Compensation Table, the Company has capped base salaries at the midpoint of the salary range effective beginning Fiscal 1994. This reflects the previously mentioned objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market.

     With respect to Fiscal 1994, the Compensation Committee utilized the services of an independent consulting firm to obtain competitive base salary information in the food service industry from published surveys of selected peer companies. Executive officer salaries were reviewed and recommendations for adjustments were made to the Board based on survey midpoints.

Annual Incentive Compensation

     The Company's annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Corporate and individual performance objectives are established at the beginning of each fiscal year.


     Each executive's potential incentive was tied to growth in earnings per share or growth in pretax net income effective beginning with Fiscal 1994, as well as certain qualitative measures. Depending upon an executive's organizational level and responsibilities, as well as competitive market practices, annual incentive compensation targets range from 30 percent to 50 percent of base salary if 100 percent of predetermined corporate goals are achieved and maximums range from 60 percent to 125 percent of base salary effective beginning with Fiscal 1994. Performance with respect to the measures named in the annual incentive plan for Fiscal 1994 resulted in average annual incentive compensation of 70 percent of base salaries for the five executives (other than Mr. Beall) named in the Summary Compensation Table. Such awards represented approximately 94 percent of the total incentive awards that could have been earned by the five executive officers. Occasionally the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal.


Executive Stock Ownership

     Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company stockholders, the Company encourages all employees to make a personal investment in Company stock. The Company's goal is that 10 percent of Common Stock will be owned by employees by the year 2000 and that 80 percent of employees with more than two years of experience with the Company will own Common Stock.

     In addition, ownership requirements have been developed for the Company's top management group. The following requirements apply to various organization levels: Chief Executive Officer - a minimum of four times base salary; Division Presidents - a minimum of three times base salary; Corporate and Division Senior Vice Presidents and Vice Presidents - a minimum of two times base salary; and Division Management - a minimum of one times base salary. These objectives will be phased in over a period of five years that commenced with Fiscal 1994 with the minimum to be fully achieved at the end of that period, and may be accomplished through the exercise of stock options, other stock incentives or open market purchases. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

Long-Term Incentive Compensation

     Awards under the Company's stock-based compensation plans directly link potential participant rewards to increases in stockholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

Executive Stock Option Program

     During Fiscal 1994, the Company established an Executive Stock Option Program which provides for option grants of 3,000 to 54,000 shares to its top 28 executives. The options are issued at fair market value, have a five-year term and vest over three years, with a performance-based vesting acceleration if annual incentive plan maximums are achieved. During Fiscal 1994, option grants ranging from 4,500 to 46,950 shares were made. In order for executives to receive future option grants under this program, certain minimum Common Stock ownership requirements must be attained as early as July 1, 1995.

Management Stock Option Program

     During Fiscal 1994, the Company established a Management Stock Option Program for all employees at the General Manager level and higher except the Chief Executive Officer. Based on organization level, eligible employees may purchase shares of Company stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Company stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There will be a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options.

Restricted Stock

     The Company may occasionally grant restricted stock or performance stock rights to insure retention of key executives or as part of the compensation provided to a new executive hired from outside the Company. At the 1993 Annual Meeting of Shareholders, an award of performance stock rights made to Mr. Beall and described below was approved by the stockholders.

Chief Executive Officer Compensation

     At the May 25, 1993 Compensation Committee meeting, Mr. Beall's base salary was reviewed. Based on his performance and competitive market data, the Committee recommended, and the Board of Directors subsequently approved, an annual base salary of $525,000 for Fiscal 1994. Mr. Beall's base salary was capped at the midpoint of the competitive salary range as is the case with other executive officers of the Company. Mr. Beall's target incentive award for Fiscal 1994 was equal to 50 percent of his base salary, with a maximum award of 125 percent, based on the increase in the Company's earnings per share, as prescribed by the Company's profit sharing plan. For Fiscal 1994, Mr. Beall earned an incentive award of $630,000 which was 120 percent of his base salary.

     At the 1993 Annual Meeting, the stockholders of the Company approved an award made by the Compensation Committee during Fiscal 1994 of performance stock rights providing for the issuance of up to 75,000 shares of Common Stock to Mr. Beall. If the Company's stock reaches pre-established price levels, Mr. Beall will receive shares of Common Stock over a five-year period according to the following schedule:

  Period Ending May 31,     Average Price Level     Shares Issuable

          1994                    $23.00             15,000
          1995                    $26.45             30,000, minus shares previously issued
          1996                    $30.42             45,000, minus shares previously issued
          1997                    $34.98             60,000, minus shares previously issued
          1998                    $40.23             75,000, minus shares previously issued

     Stock will be issued to Mr. Beall according to the table above if the Common Stock averages the stated price level for a period of 22 consecutive trading days. The price is defined as the average of the high and low sale prices of a share of Common Stock on each day during the period. Shares not issued in a given year may be earned in a subsequent year if the stated price level for the subsequent year is attained. Mr. Beall earned 15,000 shares during Fiscal 1994 pursuant to the terms of the performance-based stock incentive program.

Board of Directors and Compensation Committee

          The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation. Members of the Compensation Committee also administer the Company's stock-based incentive plans. The Committee met one time during the fiscal year. The Board of Directors approved all decisions of the Compensation Committee during Fiscal 1994. The members of the Compensation Committee are named below.

       Wallace R. Bunn, Chairman                         Donald Ratajczak

       John B. McKinnon                                  Robert J. Theis, Sr.

       Dolph W. von Arx                                  Benjamin F. Payton

       Claire L. Arnold *
_______________

* Ms. Arnold was appointed to the Compensation Committee on June 30, 1994 and did not take part in any deliberations with respect to executive compensation for Fiscal 1994.


                                                     CERTAIN TRANSACTIONS

     In June 1994, the Company sold its 35.9% interest in Morrison-Crothall Support Services, Inc., to J. B. Byrum, President of the Company's Hospitality Division, for a $400,000 promissory note payable in $50,000 quarterly installments in fiscal years 1996 and 1997. The promissory note bears interest at 8% per annum and is secured by 11,157 shares of Common Stock. Any commissions earned by Mr. Byrum pursuant to his salary continuation agreement described under "Executive Compensation - Contracts with Executives" above, will be paid by means of a setoff by the Company of the last installments of the promissory note. In addition, in case of default, the Company has the right to require Mr. Byrum to effect a cashless exercise of stock options held by him and apply all pre-tax cash proceeds to the repayment of the promissory note.
                              PERFORMANCE GRAPH


     The Common Stock commenced trading on the New York Stock Exchange ("NYSE") on October 21, 1993 and the Company has changed the comparison indices for the purposes of the Performance Graph to indices comprising NYSE listed companies. In accordance with Securities and Exchange Commission rules, the Company is required to present in this Proxy Statement a Performance Graph comparing the performance of the Common Stock with the performance of both the indices used in last year's Performance Graph in addition to the new indices. Accordingly, the following chart and table compare the five-year cumulative total return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index, NYSE Stock Market Index, Nasdaq Retail Trade Index and the NYSE Eating and Drinking Places Index.
         FIVE-YEAR PERFORMANCE GRAPH TO BE INSERTED

         Comparison of Five-Year Cumulative Total Return*
Among Morrison Restaurants Inc., Nasdaq Stock Market, NYSE Stock Market, Nasdaq Retail Trade, and NYSE Eating & Drinking Places Indices.



The Performance graph is omitted and is represented by the following table:

                                                      YEAR ENDED MAY


                              1989        1990       1991      1992       1993        1994

Morrison Restaurants Inc.    $100.00     $90.60     $86.61    $147.46    $173.62    $199.79

Nasdaq Stock Market Index    $100.00    $104.47    $118.65    $139.30    $167.39    $175.43

NYSE Stock Market Index      $100.00    $114.07    $127.27    $140.94    $158.52    $165.31

Nasdaq Retail Trade Index    $100.00    $112.91    $149.29    $167.95    $167.39    $170.10

NYSE Eating & Drinking
   Places Index              $100.00    $103.48    $105.14    $124.50    $139.70    $169.50


          * Assumes $100 invested in the common stock of Morrison Restaurants
          Inc. and comparison groups on May 31, 1989. Assumes reinvestment of dividends.


PROPOSAL 2.

                         INCREASE OF AUTHORIZED COMMON STOCK

     Article IV of the Company's Certificate of Incorporating presently provides that the Company is authorized to issue 50,000,000 shares of Common Stock and 250,000 shares of preferred stock, $.01 par value per share. The Board of Directors adopted an amendment to the Certificate of Incorporation to increase the authorized Common Stock of the Company from 50,000,000 to 100,000,000 shares and recommends that the stockholders approve such amendment. The additional shares of Common Stock for which authorization is sought would be a part of the Company's existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock now outstanding.

     The text of the resolution that will be presented for a vote of the stockholders at the Meeting will be substantially as follows:

               RESOLVED, that Article IV of the Certificate of Incorporation of the Corporation be, and it hereby is, amended by deleting paragraph (a) thereof in its entirety and substituting the following in lieu thereof:

                         (a) The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million Two Hundred Fifty Thousand (100,250,000), divided into two classes as follows:

                                   (1)     One Hundred Million
                              (100,000,000) shares of common stock,
                              $.01 par value per share ("Common
                              Stock"); and

                                   (2)     Two Hundred Fifty Thousand
                              (250,000) shares of preferred stock,
                              $.01 par value per share ("Preferred
                              Stock").

     As of August 5, 1994, there were 35,310,937 shares of Common Stock issued and outstanding and 8,332,563 shares of Common Stock held as treasury stock. As of such date, there were 6,356,500 authorized but unissued shares of Common Stock, of which 6,093,066 shares were reserved for issuance pursuant to the Company's various employee benefit plans and its dividend reinvestment plan.

    Although the Board of Directors has no present plans for the issuance of Common Stock, the additional shares of Common Stock that would be authorized but unissued and not reserved for issuance would be available to the Company for issuance in connection with general corporate purposes including, without limitation, stock splits, stock dividends, dividend reinvestment plan and other employee benefit plans, raising additional capital or acquisitions. The Board of Directors believes that additional authorized Common Stock would give the Company greater flexibility by allowing the Company to issue shares of Common Stock without the expense and delay of a stockholders' meeting to authorize additional shares if and when the need arises.

     The issuance of additional shares of Common Stock by the company may, depending upon the circumstances under which the shares are issued, reduce stockholders' equity per share and may reduce the percentage of ownership of Common Stock of existing stockholders. The issuance of additional shares of Common Stock in payment of a stock dividend or to effect a stock split, however, would not reduce the percentage of ownership of the Company by existing stockholders or reduce any stockholder's interest in the earnings of the Company. Stockholders have no preemptive right to subscribe for or purchase any additional shares of Common Stock issued by the Company.

     The proposed amendment to the Certificate of Incorporation is not being recommended in response to any specific effort of which management is aware to obtain control of the Company. However, shares of authorized and unreserved Common Stock could be issued to a holder who might thereby obtain sufficient voting power to create voting impediments that would frustrate third parties seeking to gain control of the Company against the wishes of the Board of Directors, whether or not such a takeover bid is in the best interest of the stockholders. The Company has no agreements, understandings, commitments or plans with respect to the sale or issuance of additional shares of Common Stock other than pursuant to its employee benefit plans and its dividend reinvestment plan.

     If the proposal is approved by the stockholders, the amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which would occur as soon as practicable following the approval of the proposal by the stockholders.


PROPOSAL 3.

              MORRISON RESTAURANTS INC. STOCK INCENTIVE AND DEFERRED
                         COMPENSATION PLAN FOR DIRECTORS

     The Company currently maintains the Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors (the "Prior Plan"), which was approved by the stockholders at the 1992 Annual Meeting of Stockholders, to reward its existing non-management directors with restricted stock awards and to permit the Company's non-management directors to elect to receive all or a portion of his or her retainer (the "Retainer") in options to purchase shares of Common Stock. Subject to adjustment in the event of a stock split, stock dividend or similar event, no more than 225,000 shares of Common Stock may be issued under the Prior Plan.

     The Board of Directors has approved an amendment and restatement of the Prior Plan (the "Directors' Plan") to encourage further Company stock ownership by non-management directors, provided the stockholders approve the amended plan. From the original 225,000 shares available under the Prior Plan, 207,184 shares of Common Stock remain available under the Directors' Plan for issuance pursuant to Stock Awards, Restricted Stock Awards or upon exercise of Options (each of which is described below). The Company's non-management directors are subject to Section 16 of the Securities Exchange Act of 1934. If the Directors' Plan is not approved by the stockholders, the Restricted Stock Awards, Stock Awards and Option grants or exercises could be deemed "purchases" of Common Stock for purposes of the short-swing profit recovery provision of Section 16(b).
The full text of the Directors' Plan is attached as Appendix A to this Proxy Statement.

     Deferrals of Compensation. The Directors' Plan permits non-management directors to continue to defer all or a portion (in 25 percent increments) of their Retainer (other than any portion of the Retainer allocated to Stock Awards, as described below) and/or any additional meeting and committee fees, as permitted under the Prior Plan, to a Deferred Compensation Account. Elections to defer compensation to Deferred Compensation Accounts may be revoked or modified as of the first day of the fiscal quarter following the date the revocation or modification is received by the committee that administers the Directors' Plan (the "Committee"). As under the Prior Plan, Deferred Compensation Accounts will continue to be credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury bills, based on the weighted average balance of that account during that fiscal quarter. Amounts credited to a director's Deferred Compensation Account will be distributed not sooner than the earlier of the first January 15 or July 15 following (i) the date of the director's seventieth birthday, or (ii) the date the director ceases to be a member of the Board. Each director is permitted to elect, at the time he or she first elects to participate in this portion of the Directors' Plan, whether his or her Deferred Compensation Account will be distributed in a lump sum on the date described in the preceding sentence, or in a series of not more than five annual installments beginning on the date described in the preceding sentence.

     Stock Awards. The Directors' Plan provides that each non-management director who has not attained the "Target Ownership Level", as defined below, will be deemed to have elected to direct that 60 percent of his or her Retainer payable for each fiscal quarter following the effective date of this amendment and restatement be allocated to the purchase of Common Stock on his or her behalf. Each non-management director who has attained the Target Ownership Level may elect to direct, in 10 percent increments, that up to 60 percent of his or her Retainer for each fiscal quarter following the effective date of this amendment and restatement be allocated to the purchase of Common Stock on his or her behalf (collectively, the "Stock Awards"). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner described below for discretionary elections.

     Discretionary elections shall not take effect until the first day of the fiscal quarter that is at least six months after the date it is filed with the Committee. However, the Committee may permit, in its sole discretion, to allow the discretionary election to be effective on a date prior to the date that is six months after the date the election is filed with the Committee. Any discretionary election made must be irrevocable until the new Securities and Exchange Commission (the "SEC") Section 16(b) rules take effect. After the new SEC section 16(b) rules apply to the Company, a non-management director that has attained the Target Ownership Level may revoke or modify his or her election to purchase Common Stock by filing a new election six months (or such other period as may be required by the new Section 16(b) rules) prior to the first day of the fiscal quarter to which the new election relates. However, the Committee may allow a modification or revocation of a discretionary election to be effective on an earlier date; provided the modification or revocation would not result in short-swing profit recovery pursuant to Section 16(b). Each election shall be treated as a standing election and thus shall remain in effect until so modified or revoked.

     A director will be treated as having attained the "Target Ownership Level" for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading date prior to such date ("Fair Market Value"), equal to 10 multiplied by that director's annual Retainer.

     Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, shall be issued the number of shares of Common Stock equal to the amount of the Retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock. For example, if a director's Retainer for the fiscal quarter is $5,000 and that director has been deemed to have elected to allocate 60 percent of his Retainer for the purchase of Common Stock and the Fair Market Value of a share of Common Stock is $25, that director will be issued, as of the first day of the fiscal quarter, 138 shares of Common Stock ($3,000 times 1.15 divided by $25). Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70 or unless the Committee waives this restriction.

     Options. The Directors' Plan provides that each non-management director who receives Stock Awards, whether through a deemed election or a discretionary election, shall be awarded an option to purchase shares of Common Stock (the "Options") equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be. The number of shares of Common Stock subject to Options issued under the Directors' Plan will be adjusted in the event of a stock split, stock dividend or similar event.

     Options issued under the Directors' Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect; will become fully exercisable six months following the date of grant; and will be exercisable at the Fair Market Value of the Common Stock. Each Option shall expire upon the fifth anniversary of the date on which it was granted, unless an optionee dies before that anniversary. In the event of death, all Options held by the deceased director which are not exercised by the director's legal representative prior to the first anniversary of death shall be deemed exercised on the first anniversary of the date of death to the extent the then Fair Market Value of the Common Stock subject to those options exceeds the applicable Option exercise price, and payment of that exercise price shall be effected by withholding a number of shares of Common Stock otherwise issuable pursuant to the Option(s) deemed exercised, the Fair Market Value of which on such anniversary is equal to the applicable exercise price. If the Fair Market Value of the Common Stock on the first anniversary of the optionee's death equals or is less than the applicable Option exercise price, then those Option(s) shall be deemed to have expired unexercised.

     Except as otherwise described above for options automatically exercised on the first anniversary of the death of an Optionee, payment for options may be made in cash, by delivery of a number of shares of Common Stock owned by the holder for at least six months prior to the date of exercise with an aggregate Fair Market Value equal to the exercise price of the shares being exercised, or in a cashless exercise through a broker. Options may not be transferred except by will or the laws of descent and are exercisable only by the Optionee, or, in the event of the Optionee's death or disability, by the Optionee's legal representative.

     Restricted Stock Awards. If the Directors' Plan is approved by the stockholders, a one-time Restricted Stock Award of 5,000 shares of Common Stock will be made under the Directors' Plan to each of the Company's non-management directors who is first elected as a director on or after September 29, 1993. The shares of Common Stock thus awarded may not be transferred, sold, assigned or otherwise disposed of by a director until the earliest to occur of one of the vesting dates, as described in the paragraph below.

          One-third of the Common Stock subject to any Restricted Stock Award shall vest on each of the first three anniversary dates of the date the director is first elected to the Board of Directors if the individual is a non-management director on the applicable anniversary date. However, shares subject to the Restricted Stock Award shall become 100 percent vested on any earlier to occur of the following additional vesting dates:
the date the individual ceases to be a non-management director on account of death, disability, attainment of age 70 or upon a Change in Control (as defined in the Directors' Plan). Any director who ceases to be a director prior to any of the vesting dates described above will forfeit all of the unvested shares of Common Stock subject to his Restricted Stock Award.

     Plan Administration. The Directors' Plan will be administered by the Committee which has discretionary authority to interpret the Directors' Plan and to issue stock incentive agreements evidencing the Restricted Stock Awards and Options granted under the Directors' Plan. The Company has determined that those persons serving as management directors from time to time shall serve as the Committee. Depending on when the new SEC
Section 16(b) rules actually become effective with respect to the Company's benefit plans, non-management directors will be permitted to make deemed or discretionary elections to purchase Common Stock under the Directors' Plan as early as for the first fiscal quarter commencing after the 1994 Annual Meeting of Stockholders. Elections to defer Retainer or other meeting fees to Deferred Compensation Accounts made under the Prior Plan will continue to be effective until revoked or otherwise revised under the Directors' Plan. Although the Directors' Plan may be amended by the Board of Directors without stockholder approval, the Board also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. Nevertheless, provisions of the Directors' Plan that relate to Restricted Stock Awards or Stock Awards issued pursuant to deemed elections may not be amended more frequently than once every six months.

     Tax Considerations. Directors who receive a Restricted Stock Award generally will not recognize income upon the grant of such award or at any time prior to the time the award becomes vested with respect to the Common Stock subject to the award. At the time a director becomes vested with respect to Common Stock which is subject to a Restricted Stock Award, he will recognize compensation taxable as ordinary income in an amount equal to the fair market value on the date such stock vests, and the Company will then be entitled to a corresponding deduction. However, if a director elects at the time of receipt of a Restricted Stock Award, he may include the fair market value of the Common Stock subject to such award in income at that time, and the Company will be entitled to a corresponding deduction at that time.

     Directors generally will not be taxed on their compensation deferred under the Director's Plan at the time it is deferred. To the extent that a director's compensation is deferred to that director's Deferred Compensation Account, the director will recognize compensation taxable as ordinary income with respect to all compensation allocated to his or her Deferred Compensation Account and all income credited thereto at the time it is paid or made available to him or her, and the Company will then be entitled to a corresponding deduction.

     To the extent a director's compensation is allocated to Stock Awards, a director will recognize compensation taxable as ordinary income upon receipt of the Common Stock so issued. The Company will be entitled to a deduction in a like amount for compensation paid to the director. A subsequent taxable disposition of the shares of Common Stock held as a capital asset will result in capital gain or loss measured by the difference between the fair market value of the Common Stock on the date of transfer and the amount realized upon the later disposition. Generally, the gain or loss will be long-term if such shares are held for more than one year.

     A director will not recognize income upon the grant of or at any time prior to the exercise of an Option or a portion thereof. At the time a director exercises an Option or a portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the Option is exercised over the amount paid by the director upon exercise, and the Company will then be entitled to a corresponding deduction.

     The Directors' Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986.


PROPOSAL 4.

                     INCENTIVE BONUS PLAN
                FOR THE CHIEF EXECUTIVE OFFICER

     The Company currently has a performance-based incentive bonus program for certain of its executives which was adopted by the Compensation Committee and ratified by the Board of Directors in June 1993. The executives covered by this program originally included the Chief Executive Officer. Subsequent to the adoption of this bonus program by the Compensation Committee, the Internal Revenue Code was amended to add a new Section 162(m) which limits the amount of individual compensation that may be deducted by an employer for tax purposes in any one fiscal year to $1,000,000 unless such compensation constitutes performance-based compensation paid on account of the attainment of one or more pre-established, objective performance goals approved by the employer's stockholders and certain other requirements are satisfied. The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to limit the existing bonus program, beginning with Fiscal 1995, to executives other than the Chief Executive Officer and to establish a separate incentive bonus plan (the "Bonus Plan") for the Chief Executive Officer, designed to more clearly satisfy the requirements of the exception to the deductibility limitation contained in Section 162(m) of the Internal Revenue Code. Subject to approval by the stockholders at the Meeting, the Bonus Plan will be applicable to fiscal years following, and including, Fiscal 1995, unless and until terminated by the Compensation Committee. The terms of the Bonus Plan are substantially the same as the terms of the bonus program for executives as such terms would have been applicable to the Chief Executive Officer had the Chief Executive Officer remained eligible to participate in such bonus program. The Bonus Plan being presented to the stockholders for approval restates the provisions of the bonus program for executives that were previously applicable to the Chief Executive Officer in a more formal plan, formalizes interpretations of such provisions developed by the Compensation Committee and contains certain additional terms and conditions designed to comply with the requirements of Section 162(m) and proposed Treasury regulations thereunder for performance-based compensation.

     Performance Goals and Determination of Awards. Pursuant to the Bonus Plan, if the Company achieves a predetermined minimum percentage growth in pre-tax income for a fiscal year, the Chief Executive Officer may earn a cash bonus determined as a percentage of his base salary if predetermined levels of growth in earnings per share are achieved by the Company. For Fiscal 1995, the Chief Executive Officer will earn a bonus equal to 12.5 percent, 50 percent, 100 percent or 125 percent of his base salary if the Company achieves or exceeds the "threshold", "target", maximum" and "maximum plus" earnings per share growth level, respectively, in that fiscal year, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. The bonus that would be payable to the Chief Executive Officer for Fiscal 1995 would be $70,612 at the threshold level, $282,450 at the target level, $564,900 at the maximum level and $706,125 at the maximum plus level. The maximum bonus that may be earned by the Chief Executive Officer under the Bonus Plan in any given fiscal year is $850,000.

     Payment of Awards. Before any award may be paid pursuant to the Bonus Plan, the Compensation Committee must certify that the performance goals have been achieved and that any other requirements of the Bonus Plan have been satisfied.

     Partial Annual Bonus Awards. In the event of the Chief Executive Officer's death, termination of employment due to disability or termination of employment due to a change of control, the Chief Executive Officer (or the legal representative of the Chief Executive Officer, as the case may be) shall be entitled to payment of an adjusted annual bonus award. The amount of the adjusted annual bonus award shall be determined by multiplying the annual bonus award that would have been payable to the Chief Executive Officer had he remained an employee through the last day of the fiscal year of the Company by a fraction the numerator of which shall be the number of days during the fiscal year during which he was an employee and the denominator of which shall be 365; provided, however, that in the case of a termination of employment following a change of control, the payment of any annual bonus award under the Bonus Plan thereafter shall be determined in accordance with the terms of the Chief Executive Officer's change of control agreement.

     Administration. The Bonus Plan will be administered by the Compensation Committee as long as the composition of the Compensation Committee consists solely of two or more "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee has the authority to establish performance goals and targets under the Bonus Plan.

     Amendment and Termination. The Compensation Committee at any time may amend or terminate the Bonus Plan without stockholder approval; provided, however, that the Compensation Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.
The Compensation Committee is specifically authorized to amend the Bonus Plan as necessary or appropriate to comply with Section
162(m) of the Internal Revenue Code and the regulations issued thereunder.


                                                     INDEPENDENT AUDITORS

     The firm of Ernst & Young served as the Company's independent auditors for Fiscal 1994. Representatives of Ernst & Young will be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

     The appointment of auditors is a matter for determination by the Board of Directors for which no stockholder approval or ratification is necessary. The Board of Directors has selected, upon the recommendation of the Audit Committee, the firm of Ernst & Young to audit the books of the Company for Fiscal 1995.

STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to submit a proposal for action at the Company's 1995 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office not later than April __, 1995, and must otherwise comply with rules of the Securities and Exchange Commission relating to stockholder proposals.

GENERAL

     Management does not know of any other business to come before the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A list of stockholders entitled to be present and vote at the Meeting will be available at the offices of the Company, 4721 Morrison Drive, Mobile, Alabama 36609, for inspection by stockholders during regular business hours from September 19, 1994, to the date of the Meeting.

     The Annual Report of the Company for Fiscal 1994 (which is not part of the proxy soliciting material) is being mailed with this proxy statement to all stockholders of record as of the record date for the Meeting.

     THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 4, 1994. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PFILIP G. HUNT, SECRETARY, MORRISON RESTAURANTS INC., POST OFFICE BOX 160266, MOBILE, ALABAMA 36625.

                                                  Pfilip G. Hunt
                                                  Senior Vice President,
                                                  General Counsel
                                                  and Secretary


August __, 1994
Mobile, Alabama


01773147.W51





















                                  MORRISON RESTAURANTS INC.
                                    STOCK INCENTIVE AND
                                DEFERRED COMPENSATION PLAN
                                      FOR DIRECTORS

                                     TABLE OF CONTENTS


                                                                       Page

SECTION 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . A-1
     1.1       Definitions . . . . . . . . . . . . . . . . . . . . . . . A-1

SECTION 2  THE STOCK INCENTIVE AND DEFERRED COMPENSATION PLAN. . . . . . A-3
     2.1       The Purpose of the Plan . . . . . . . . . . . . . . . . . A-3
     2.2       Stock Subject to the Plan . . . . . . . . . . . . . . . . A-4
     2.3       Administration of the Plan. . . . . . . . . . . . . . . . A-4
     2.4       Eligibility . . . . . . . . . . . . . . . . . . . . . . . A-4

SECTION 3  RESTRICTED STOCK AWARDS . . . . . . . . . . . . . . . . . . . A-4
     3.1       Awards. . . . . . . . . . . . . . . . . . . . . . . . . . A-4
     3.2       Vesting . . . . . . . . . . . . . . . . . . . . . . . . . A-4
     3.3       Escrow of Shares. . . . . . . . . . . . . . . . . . . . . A-5
     3.4       Limitations on Transfer . . . . . . . . . . . . . . . . . A-5

SECTION 4  DEFERRAL OF COMPENSATION. . . . . . . . . . . . . . . . . . . A-5
     4.1       Deferral to Deferred Compensation Accounts. . . . . . . . A-5
     4.2       Revocation of Elections . . . . . . . . . . . . . . . . . A-5
     4.3       Revocation of Prior Elections . . . . . . . . . . . . . . A-5

SECTION 5  DEFERRED COMPENSATION ACCOUNTS. . . . . . . . . . . . . . . . A-6
     5.1       Establishment of Accounts . . . . . . . . . . . . . . . . A-6
     5.2       Crediting of Deferrals. . . . . . . . . . . . . . . . . . A-6
     5.3       Crediting Income. . . . . . . . . . . . . . . . . . . . . A-6
     5.4       Distribution of Accounts. . . . . . . . . . . . . . . . . A-6
     5.5       Distribution upon Death . . . . . . . . . . . . . . . . . A-6
     5.6       Statement of Account. . . . . . . . . . . . . . . . . . . A-7
     5.7       Participant's Rights Unsecured. . . . . . . . . . . . . . A-7

SECTION 6  STOCK AWARDS AND GRANT OF OPTIONS . . . . . . . . . . . . . . A-7
     6.1       Elections to Purchase Shares. . . . . . . . . . . . . . . A-7
     6.2       Number of Shares Issued . . . . . . . . . . . . . . . . . A-8
     6.3       Option Grants . . . . . . . . . . . . . . . . . . . . . . A-8
     6.4       Option Term . . . . . . . . . . . . . . . . . . . . . . . A-8
     6.5       Payment . . . . . . . . . . . . . . . . . . . . . . . . . A-8
     6.6       Non-Transferability . . . . . . . . . . . . . . . . . . . A-9


SECTION 7  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . A-9
     7.1       Changes in Capitalization; Merger; Liquidation. . . . . . A-9
     7.2       Right to Remove Director. . . . . . . . . . . . . . . . . A-10
     7.3       Restrictions on Delivery and Sale of Shares; Legends. . . A-10
     7.4       Non-alienation of Benefits. . . . . . . . . . . . . . . . A-10
     7.5       Termination and Amendment of the Plan . . . . . . . . . . A-10
     7.6       Stockholder Approval. . . . . . . . . . . . . . . . . . . A-11
     7.7       Choice of Law . . . . . . . . . . . . . . . . . . . . . . A-11
     7.8       Effective Date of Plan. . . . . . . . . . . . .. . . . .  A-11

                                  MORRISON RESTAURANTS INC.
                       STOCK INCENTIVE AND DEFERRED COMPENSATION PLAN
                                       FOR DIRECTORS


     The Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors contained herein constitutes an amendment and restatement of the Morrison Incorporated Stock Incentive and Deferred Compensation Plan for Directors which was effective on September 30, 1992 (the "Prior Plan"). The Prior Plan constituted, in part, an amendment and restatement of the Morrison Incorporated Deferred Compensation Plan for Directors.


                       SECTION 1  DEFINITIONS

     1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

          (a) "Annual Retainer Compensation" means the retainer fee payable to a Participant by the Company for the then current fiscal year of the Company, but shall not include any meeting or committee fees or expense reimbursements paid to a Participant, as determined on the first day of the fiscal year or, if later, as of the first day an individual becomes a Participant.

          (b) "Board of Directors" means the board of directors of the Company.

          (c) "Change in Control" means any event that pursuant to the Company's Certificate of Incorporation, as amended from time to time, requires the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock (as defined therein); provided, however, that no event shall constitute a Change of Control if approved by the Board of Directors a majority of whom are present directors and new directors. For purposes of the preceding sentence, the term "present directors" means individuals who as of the date this Plan is adopted were members of the Board of Directors and the term "new directors" means any director whose election by the Board of Directors in the event of vacancy or whose nomination for election was approved by a vote of at least three-fourths of the directors then still in office who are present directors and new directors;
provided that any director initially elected to the Board of Directors solely to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be a new director.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the committee appointed by the Board of Directors to administer the Plan or, in the absence of appointment of such committee, the Board of Directors.


          (f) "Company" means Morrison Restaurants Inc., a Delaware corporation.

          (g) "Compensation" means Nonretainer Compensation and Annual Retainer Compensation.

          (h) "Deferred Compensation Account" means an account established and maintained on behalf of each Participant and Prior Participant which shall be credited with certain amounts deferred by Participants under the Plan and with a rate of return as described in Plan Section 5.3.

          (i) "Disability" means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Disability relates.

          (j) "Disposition" means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

          (k) "Effective Date" means the date the Plan, as amended and restated herein, is approved by the stockholders of the Company.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Fair Market Value" with regard to a date means the closing price of the Stock on the last trading date prior to that date as reported by the New York Stock Exchange (or, if applicable, as reported by any other national securities exchange selected by the Committee on which the shares of Stock are then actively traded).

          (n) "Nonretainer Compensation" means the meeting and committee fees paid to a Participant by the Company, but does not include any Retainer Compensation or expense reimbursement paid to a Participant.

          (o) "Old Plan" means the Morrison Incorporated Deferred Compensation Plan for Directors as it existed prior to its initial amendment and restatement as the Morrison Incorporated Stock Incentive and Deferred Compensation Plan for Directors.

          (p) "Option" means an option granted under the Plan to buy shares of Stock as set forth in Plan Section 6.

          (q)       "Participant" means an individual who, pursuant to Plan
Section 2.4, is eligible to participate in the Plan.

          (r) "Plan" means the Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors (formerly known as the Morrison Incorporated Stock Incentive and Deferred Compensation Plan for Directors) as amended and restated herein.

          (s) "Prior Participant" means a former Participant whose benefits have not been fully distributed from the Plan.


          (t) "Restricted Stock Award" means a restricted stock award under Plan Section 3.1.

          (u) "Retainer Compensation" means the quarterly retainer fee paid to a Participant by the Company, but shall not include any meeting or committee fees or expense reimbursements paid to a Participant.

          (v)       "Stock" means the Company's common stock, $.01 par value.

          (w) "Stock Awards" means the shares of Stock issued pursuant to Section 6.2.

          (x) "Stock Incentive Agreement" means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

          (y) "Stock Incentives" means Options, Stock Awards and Restricted Stock Awards.

          (z)      "Target Ownership Level" means the number of shares of Stock owned by the Participant with a Fair Market Value equal to ten (10) multiplied by the Annual Retainer Compensation payable to that Participant. The Target Ownership Level shall be determined as of the first day of any fiscal quarter or, if later, as of the first day an individual becomes a Participant. The vested shares under restricted stock awards issued pursuant to the Plan and the shares of Stock owned by a Participant's spouse and children under age 21 will be included in determining whether a Participant has attained the Target Ownership Level.


         SECTION 2  THE STOCK INCENTIVE AND DEFERRED COMPENSATION PLAN

     2.1 The Purpose of the Plan. The Plan is intended to (a) provide incentive to non-employee directors of the Company to stimulate their efforts toward the continued success of the Company and to manage the business of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by non-employee directors by providing them with a means to acquire a proprietary interest in the Company; and (c) provide a means of obtaining and rewarding non-employee directors.

     2.2   Stock Subject to the Plan.  Subject to adjustment in accordance with
Section 7.1, 225,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the aggregate of (a) shares of Stock issuable pursuant to outstanding Options; (b) shares of Stock issued pursuant to Options; (c) shares of Stock issued as Restricted Stock Awards; and (d) shares of Stock issued pursuant to Stock Awards exceed the Maximum Plan Shares. If an Option expires or terminates for any reason without being exercised in full, the unpurchased shares subject to such Option shall again be available for purposes of the Plan.

     2.3 Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements consistent with the provisions of the Plan and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's decisions shall be final and binding on all Participants. The Plan shall be interpreted in view of the intention that the grant of Stock Awards, the grant of Restricted Stock Awards and the grant and exercise of Options are intended to qualify as exempt transactions under Rule 16b-3 under the Exchange Act.

     2.4 Eligibility. Any member of the Board of Directors who is not an employee of the Company shall be a Participant.


                   SECTION 3  RESTRICTED STOCK AWARDS

     3.1 Awards. Subject to Plan Section 7.6, each Participant who first is elected to the Board of Directors on or after September 29, 1993 shall receive a Restricted Stock Award for 5,000 shares of Stock as of the date the individual is first elected to the Board of Directors or, if later, as of the Effective Date. Each Restricted Stock Award shall be evidenced by a Stock Incentive Agreement which shall incorporate the applicable terms of the Plan.


     3.2 Vesting. One-third of the shares of Stock subject to a Restricted Stock Award shall vest on each of the first three (3) anniversary dates of the date the Participant was first elected to the Board of Directors, provided the Participant remains a member of the Board of Directors as of the applicable anniversary date. In the event a Participant ceases to be a member of the Board of Directors prior to the third anniversary of the Participant's election to the Board of Directors, any unvested shares shall be forfeited. Notwithstanding the preceding, all shares of Stock subject to the Restricted Stock Award shall become vested on the date the Participant ceases to be a member of the Board of Directors on account of death, Disability, upon attaining age 70 or upon a Change in Control.


     3.3 Escrow of Shares. Any certificates representing the shares of Stock awarded pursuant to a Restricted Stock Award shall be issued in the Participant's name, but shall be held by a custodian designated by the Committee (the "Custodian") until such time as such shares of Stock become vested or are forfeited. Each Stock Incentive Agreement governing a Restricted Stock Award shall appoint the Custodian as the attorney-in-fact for the Participant until such time as shares of Stock become vested or are forfeited in accordance with Plan Section 3.2 with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant if the Participant forfeits such shares. In the event the shares of Stock subject to the Restricted Stock Award become vested, the Custodian shall deliver the certificate for such shares to the Participant. In the event the Participant forfeits any or all of the shares of Stock subject to the Restricted Stock Award, the Custodian shall deliver the certificate for such shares to the Company. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Stock Incentive Agreement, applicable to shares of Stock not so held.

     3.4 Limitations on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock held by the Custodian until the applicable vesting date determined pursuant to Plan
Section 3.2 and any Disposition attempted prior to that date shall be void. The Company shall not recognize and shall not have the duty to recognize any Disposition not made in accordance with the Plan.


                   SECTION 4  DEFERRAL OF COMPENSATION

     4.1 Deferral to Deferred Compensation Accounts. Each Participant may elect to defer his or her Nonretainer Compensation, the portion of his Retainer Compensation that is not used to purchase Stock pursuant to Plan
Section 6 or both, each in twenty-five percent (25%) increments, to his or her Deferred Compensation Account. An election to defer Compensation hereunder shall be in writing and shall be made effective only with respect to Compensation earned on or after the commencement of the first fiscal quarter of the Company following the receipt of a Participant's election by the Committee.

     4.2 Revocation of Elections. A Participant may revoke or modify an election made pursuant to Plan Section 4.1 as of a date no earlier than the first day of the first fiscal quarter that commences following receipt of the revocation by the Committee and subject to such other rules as may be established by the Committee.

     4.3 Revocation of Prior Elections. Participants' deferral elections under the Prior Plan or under the Prior Plan, as applicable, shall continue to be effective until a Participant makes his or her election under Plan
Section 4.1 and shall be deemed to be revoked by any such election.


                    SECTION 5  DEFERRED COMPENSATION ACCOUNTS

     5.1 Establishment of Accounts. A Deferred Compensation Account shall be established for each Participant and each Prior Participant.

     5.2 Crediting of Deferrals. A Participant's Deferred Compensation Account shall be credited with that portion of the Participant's Compensation that the Participant has elected to defer to his or her Deferred Compensation Account pursuant to Plan Section 4.1 as of the date such Compensation would otherwise have been paid to the Participant.

     5.3 Crediting Income. Each Deferred Compensation Account shall be credited as of the last day of each fiscal quarter of the Company with an assumed rate of income equal to the then prevailing rate payable with respect to ninety (90) day U.S. Treasury Bills, based on the weighted average balance of such account during such fiscal quarter.

     5.4 Distribution of Accounts. Amounts credited to a Participant's or Prior Participant's Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed five (5)), as designated by the Participant or the Prior Participant in his or her initial election under the Plan, Prior Plan or Old Plan, as applicable. Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) upon the January 15 or July 15 following the Participant's or Prior Participant's seventieth
(70th) birthday, or, if earlier, the January 15 or July 15 following the date the Participant ceases to be a member of the Board of Directors. However, if the Participant or Prior Participant so elects in his or her initial election under the Plan, Prior Plan or Old Plan, as applicable, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Participant's or Prior Participant's Deferred Compensation Account shall occur on any subsequent January 15 or July 15. If a Participant elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Participant's Deferred Compensation Account, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Plan
Section 5.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

     5.5 Distribution upon Death. In the event of the death of a Participant or Prior Participant prior to the distribution of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the day immediately following the Participant's or Prior Participant's death and such amount shall be distributed in a single lump sum payment to the Participant's or Prior Participant's designated beneficiary as soon as administratively feasible thereafter.


     5.6 Statement of Account. During March and September of each year after the Effective Date, each Participant and Prior Participant shall be provided with statements of his or her Deferred Compensation Account as of the end of the third and first fiscal quarters of the Company, respectively.

     5.7 Participant's Rights Unsecured. The right of any Participant or Prior Participant to receive future distributions under the provisions of Plan
Section 5 shall constitute an unsecured claim against the general assets of the Company.


                       SECTION 6  STOCK AWARDS AND GRANT OF OPTIONS

     6.1       Elections to Purchase Shares.

          (a) Each Participant that has not attained his Target Ownership Level will be deemed to have elected to direct that sixty percent (60%) of his or her Retainer Compensation payable for each fiscal quarter of the Company following the Effective Date be allocated to the purchase of shares of Stock on his or her behalf pursuant to this Section 6. Once a Participant has been deemed to have elected to purchase Stock pursuant to this subsection (a), such deemed election will continue in effect until that Participant modifies or revokes this deemed election, in accordance with the provisions of Section 6.1(b), after attaining the Target Ownership
Level.

          (b) Each Participant who has attained his Target Ownership Level as of the first day of a fiscal quarter may make a discretionary election directing that up to sixty percent (60%) of his or her Retainer Compensation, in ten percent (10%) increments, be allocated to the purchase of Stock on his or her behalf. Such a discretionary election will be effective on the first day of the fiscal quarter of the Company that is at least six (6) months after the date it is filed with the Committee in the manner required by the Committee. Discretionary elections are irrevocable, as required by Rule 16b-3 under the Exchange Act as in effect prior to the effective date of Rule 16b-3 as adopted in 1991. As of the date the new Rule 16b-3 which was adopted in 1991 applies to the Company, discretionary elections may be revoked or modified effective on the first day of the fiscal quarter of the Company that begins at least six (6) months following the date the modified election is filed with the Committee in the manner required by the Committee. Notwithstanding the preceding, a discretionary election or a modification or revocation of a discretionary election may be given effect on an earlier date, if the Committee, in its sole discretion, permits, provided the Committee is satisfied such election, modification or revocation would not trigger the recovery of short-swing profits under Section 16 of the Exchange Act.

          (c) In the event a Participant ceases to be a member of the Board of Directors prior to earning that portion of his or her Retainer Compensation with respect to which the Participant has elected to purchase Stock under the Plan, the direction to purchase Stock shall terminate. For purposes of this Section, a Participant shall be deemed to have earned the Retainer Compensation payable for a fiscal quarter of the Company if he or she serves as a member of the Board of Directors of the Company for at least one day of that fiscal quarter.

          (d) Participants' elections under the Prior Plan, other than an election made under Section 4.1 of the Prior Plan, shall be rendered null and void as of the Effective Date, provided stockholder approval of the Plan is obtained.

     6.2 Number of Shares Issued. As of the first day of each fiscal quarter for which a Participant has elected or is deemed to have elected to direct that Retainer Compensation be used for the purchase of Stock pursuant to Plan
Section 6.1, the Participant shall be issued a number of shares of Stock equal to the amount, if any, of the Participant's Retainer Compensation allocated to the purchase of Stock, multiplied by 1.15 and divided by the Fair Market Value of a share of Stock as of the issue date. Any Stock issued to a Participant pursuant to this Section 6.2 may not be transferred within three
(3) years of the date of purchase, except in the event of death, Disability, retirement on or after age 70 or unless the Committee waives this restriction.


     6.3 Option Grants. As of the first day of each fiscal quarter for which a Participant has been issued Stock pursuant to Plan Section 6.2, the Participant shall be granted an Option to purchase a number of shares of Stock equal to three (3) times the number of shares of Stock issued pursuant to Plan
Section 6.2 for such fiscal quarter (the "Option Shares"). The Option Shares shall be exercisable at Fair Market Value as of the date of the option grant. Each Option granted pursuant to the Plan shall be evidenced by a Stock Incentive Agreement.

     6.4   Option Term.  Each Option granted hereunder shall be exercisable six
(6) months from the date of grant with respect to all or any number of the Option Shares. Once exercisable, each Option granted hereunder shall thereafter remain exercisable until the fifth (5th) anniversary of the date of grant; provided, however, that in the event of a Participant's death prior to the expiration of the Option term, the Option may continue to be exercised by the Participant's legal representative until the first anniversary of the Participant's death. An Option that is not exercised prior to the first anniversary of the Participant's death shall be deemed exercised on the first anniversary of the date of death to the extent the then Fair Market Value of the Option Shares exceeds the exercise price of the Option Shares. Payment of such exercise price shall be effected by withholding a number of shares of Stock otherwise issuable pursuant to the Option the Fair Market Value of which on such anniversary is equal to the exercise price. If the Fair Market Value of the Stock on the first anniversary of the Participant's death equals or is less than the Option exercise price, then the Option shall be deemed to have expired unexercised.

     6.5 Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made (a) in cash; (b) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the exercise price multiplied by the number of Option Shares the Participant intends to purchase; or (c) in a cashless exercise through a broker. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

     6.6 Non-Transferability. An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability of the Participant, by the legal representative of the Participant.


                           SECTION 7  GENERAL PROVISIONS

     7.1    Changes in Capitalization; Merger; Liquidation.

          (a) The number of shares of Stock reserved with respect to Stock Incentives and the number of shares of Stock reserved for issuance upon the exercise of each outstanding Option and upon vesting of each outstanding Restricted Stock Award and the exercise price of each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

          (b) If the Company shall be the surviving corporation in any merger or consolidation, recapitalization, reclassification of shares or similar reorganization, an appropriate adjustment shall be made in each Stock
Incentive Agreement such that the Participant shall be entitled to purchase or receive the number and class of securities to which a holder of the number of shares of Stock subject to the Stock Incentive Agreement at the time of such transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in the exercise price of each outstanding Option. A dissolution or liquidation of the Company shall cause Options to terminate as to any portion thereof not exercised as of the effective date of the dissolution or liquidation. In the event of a sale of substantially all the Stock or property of the company or the merger or consolidation of the Company into another corporation where the purchaser does not agree to the assumption of the Options, the Committee shall be authorized to terminate the Option in consideration of the payment to the optionee of the difference between the then Fair Market Value of the Stock and the exercise price of the Option.

          (c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     7.2 Right to Remove Director. Nothing in the Plan or in any Stock Incentive Agreement shall confer upon any Participant the right to continue as a member of the Board of Directors or affect the right of the Company to terminate a Participant's directorship at any time.

     7.3 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected.
If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Participant shall, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws.
The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

     7.4 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     7.5 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. Notwithstanding the foregoing, in no event shall the Board of Directors amend the provisions of the Plan that relate to Stock Awards contemplated pursuant to Plan Section 6.1(a) or to Restricted Stock Awards more than once every six
(6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. No termination, modification or amendment of the Plan, without the consent of a Participant who has been awarded a Stock Incentive or with respect to whom amounts have been credited to a Deferred Compensation Account, shall adversely affect the rights of that Participant under such Stock Incentive or with respect to such Deferred Compensation Account.

     7.6 Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, this amendment and restatement shall be deemed null and void and the Prior Plan shall remain as in effect immediately prior to this amendment and restatement.

     7.7 Choice of Law. The laws of the State of Alabama shall govern the Plan, to the extent not preempted by federal law.

     7.8 Effective Date of Plan. The Plan shall become effective on the Effective Date.

                                        MORRISON RESTAURANTS INC.


                                        By:

                                        Title:

ATTEST:



Secretary

     [CORPORATE SEAL]


01773147.W51
                               MORRISON RESTAURANTS INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August ___, 1994, and does hereby appoint E. E. Bishop and A. R. Outlaw, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Morrison Restaurants Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Morrison Restaurants Inc., to be held at the Stouffer Concourse Hotel, 1 Hartsfield Center Parkway, Atlanta, Georgia 30354, at 10:30 a.m., local time on September 28, 1994, and at any adjournment(s) thereof:

1.        TO ELECT THREE CLASS III DIRECTORS FOR A TERM OF THREE YEARS.

          SAMUEL E. BEALL, III, DONALD RATAJCZAK AND CLAIRE L. ARNOLD

      ___     FOR all nominees above             ___   WITHHOLD AUTHORITY
     (except as marked to the contrary above)   to vote for ALL nominees
                                                            listed above

INSTRUCTION: To withhold authority for any individual nominee, mark the first box above and line through that nominee's name as it appears above.

2. TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF STOCK FROM 50,000,000 TO 100,000,000 SHARES.

         ___      YES         ___       NO      ___        ABSTAIN

3. TO APPROVE THE AMENDED AND RESTATED STOCK INCENTIVE AND DEFERRED COMPENSATION PLAN FOR DIRECTORS.

        ___       YES         ___       NO      ___        ABSTAIN

4.      TO APPROVE THE INCENTIVE BONUS PLAN FOR THE CHIEF EXECUTIVE OFFICER.

        ___       YES         ___       NO      ___        ABSTAIN



The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.


                               (Continued on reverse side)
                               (Continued from reverse side)


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

                PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

      This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder. If no direction is made, it will be voted FOR all director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.



PROXY NUMBER       NUMBER OF SHARES         Dated: ______________, 1994.


                                            Signature


                                            Signature, if held jointly
                                            Please sign exactly as your name(s)
                                            appear hereon.  If shares are held
                                            jointly, each stockholder named
                                            should sign.  When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, give your full
                                            title as such.  If the signatory is
                                            a corporation, sign the full
                                            corporate name by a duly authorized
                                            officer.

                                            PLEASE COMPLETE, DATE, SIGN AND
                                            RETURN THIS PROXY PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.



                              ANNEX

                               TO

                    MORRISON RESTAURANTS INC.
                       PROXY STATEMENT FOR
             THE 1994 ANNUAL MEETING OF STOCKHOLDERS



             Note:The Morrison Restaurants Inc. Chief
                  Executive Officer's Incentive Bonus Plan is being filed as an Appendix to the Company's 1994 Proxy Statement pursuant to Instruction 3 of Item 10 of Schedule 14A under the Securities Exchange Act of 1934 and will not be distributed to the stockholders.
                    MORRISON RESTAURANTS INC.
                    CHIEF EXECUTIVE OFFICER'S
                      INCENTIVE BONUS PLAN

    The purpose of the Morrison Restaurants Inc. Chief Executive Officer's Incentive Bonus Plan is to motivate and reward its chief executive officer for good performance by making a proportion of his cash compensation dependent on growth in earnings per share of Morrison Restaurants Inc. (the "Company"). The Plan is designed to ensure that the annual bonus paid hereunder to the eligible participant, as an executive officer of the Company is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

    SECTION 1  DEFINITIONS

    1.1 Definitions. Whenever used herein, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

         (a) "Base Salary Multipliers" means a series of multipliers determined by the Committee for a fiscal year each of which corresponds to a separate Earnings Per Share Target, as determined by the Committee in its discretion no later than the ninetieth day of the fiscal year; provided that such determination shall be made while the outcome remains substantially uncertain.

         (b) "Board of Directors" means the board of directors of the Company.

         (c) "Change of Control" means that definition of the term "Change of Control" as defined in that certain Change of Control Agreement between the Company and the Participant as approved by the Board of Directors on December 18, 1989 (the "Change of Control Agreement").

         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Committee" means the committee administering the Plan and consisting solely of at least two outside directors of the Company who qualify as such under the requirements of Code Section 162(m). Members of the committee shall be appointed by the Board of Directors.

         (f) "Company" means Morrison Restaurants Inc., a Delaware corporation.

         (g) "Disability" means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

         (h) "Earnings Per Share Targets" means those targets determined by the Committee for a fiscal year for growth in earnings per share of the Company each expressed as a percentage increase over earnings per share determined as of the last day of the immediately preceding fiscal year and as reported by the Company in its audited consolidated annual financial statements, adjusted by the Committee in its discretion for significant unusual items which are unusual as to their frequency or size as determined under generally accepted accounting principles; provided that no such adjustment shall be made later than the ninetieth day of the fiscal year for which the target has been established and only if the outcome remains substantially uncertain at the time of the adjustment.

         (i) "Effective Date" means the date the Plan is approved by the stockholders of the Company.

         (j) "Participant" means the individual who, pursuant to Plan
Section 2, is eligible to participate in the Plan.

         (k) "Pre-Tax Income" means income of the Company before provision for income taxes as reported by the Company in its audited consolidated annual financial statements.

         (l) "Plan" means the Morrison Restaurants Inc. Chief Executive Officer's Incentive Bonus Plan.

    SECTION 2  ELIGIBILITY

    The sole individual entitled to any bonus payment hereunder shall be the chief executive officer of the Company, Samuel E. Beall, III.

    SECTION 3  ADMINISTRATION

    The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of performance goals and target levels under the Plan consistent with the provisions of the Plan; to determine whether established performance goals and target levels have been met; and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's decisions shall be final and binding on the Participant. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code
Section 162(m) and the regulations and interpretations promulgated thereunder.

    SECTION 4  ANNUAL BONUS AWARDS

    4.1 Calculation of Annual Bonus Award. The Participant shall be eligible to receive an annual bonus award for each fiscal year of the Company ending after the Effective Date, subject to the amendment or termination of the Plan pursuant to Plan Section 5.4. The payment of any annual bonus award shall be conditioned upon: (a) the achievement during the fiscal year of the Company of a ten percent (10%) growth in Pre-Tax Income for the fiscal year as compared to its immediately preceding fiscal year; (b) the achievement of the minimum Earnings Per Share Target for the fiscal year; and (c) except as provided in Section 4.3 below, the Participant's continuance in employment with the Company through the last day of the fiscal year. The amount of any bonus payment shall be the product of (i) the Participant's base salary in effect for the fiscal year, multiplied by (ii) the applicable Base Salary Multiplier.

    4.2 Payment of Annual Bonus Award. Annual bonus awards shall be paid by the Company in cash within thirty (30) days following the close of the fiscal year for which the bonus was earned.

    4.3 Partial Annual Bonus Awards. In the event of the Participant's death, a termination of employment due to Disability or a termination of employment due to a Change of Control, the Participant (or the legal representative of the Participant, as the case may be) shall be entitled to payment of an adjusted annual bonus award. The amount of the adjusted annual bonus award shall be determined by multiplying the annual bonus award that would have been payable to the Participant had he remained an employee through the last day of the fiscal year of the Company by a fraction, the numerator of which shall be the number of days during the fiscal year during which he was an employee and the denominator of which shall be 365; provided, however, that in the case of a termination of employment following a Change of Control, the payment of any annual bonus award under the Plan thereafter shall be determined in accordance with the terms of the Change of Control Agreement.

    4.4 Maximum Annual Bonus Award. No annual bonus award otherwise earned pursuant to the Plan shall be payable to the Participant if and to the extent the amount of the annual bonus award exceeds $850,000.

    4.5 No Other Bonus Awards. The Participant shall be ineligible to participate in any other annual bonus program maintained by the Company for the period during which the Plan remains in force and effect.

    4.6 Certification of Achievement of Performance Goals. No annual bonus award shall be paid unless and until the Committee certifies in writing that the Pre-Tax Income condition and appropriate Earnings Per Share Target were achieved for the fiscal year of the Company in question.

    4.7 Participant's Rights Unsecured. The right of the Participant to receive annual bonus payments under the Plan shall constitute an unsecured claim against the general assets of the Company.

    4.8 Withholding Taxes. The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.

    SECTION   GENERAL PROVISIONS

    5.1 Changes in Capitalization. Earnings Per Share Targets shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock of the Company to holders of outstanding shares of common stock of the Company or any other increase or decrease in the number of shares of common stock of the Company outstanding effected without receipt of consideration by the Company. The existence of the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the common stock of the Company or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

    5.2 Right to Remove Chief Executive Officer. Nothing in the Plan shall confer upon the Participant the right to continue as an employee of the Company or the right of the Company to terminate the Participant's employment at any time.

    5.3 Non-alienation of Benefits. Other than as specifically provided with regard to the death of the Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

    5.4 Termination and Amendment of the Plan. The Committee at any time may amend or terminate the Plan without stockholder approval, including any amendment necessary or appropriate to comply with Code Section 162(m) and the regulations thereunder; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No termination, modification or amendment of the Plan, without the consent of the Participant, shall adversely affect the rights of the Participant with respect to any annual bonus award previously earned, except as contemplated by Section 5.5 below.

    5.5 Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval prior to the date that payment of any compensation becomes due to the Participant hereunder. If such approval is not obtained, the Plan shall be deemed null and void and no compensation shall be payable to the Participant under the Plan.

    5.6 Choice of Law. The laws of the State of Alabama shall govern the Plan, to the extent not preempted by federal law.

    5.7  Effective Date.  The Plan shall become effective on the Effective
Date.
                   MORRISON RESTAURANTS INC.

                              By:

[CORPORATE SEAL]
                            Title:

ATTEST:


Secretary